Exhibit 4.6
DESCRIPTION OF SECURITIES

The following description of the securities of Hagerty, Inc. ("we," "our," "us," "Hagerty," "HGTY," and the "Company") is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, our Second Amended and Restated Certificate of Incorporation (“Amended and Restated Charter”) and our Amended and Restated Bylaws (“Bylaws”). This description also summarizes relevant provisions of General Corporation Law of the State of Delaware (the “DGCL”). We encourage you to read these materials for additional information.

Authorized and Outstanding Stock

The Amended and Restated Charter provides that the total number of authorized shares of all classes of capital stock is 820,000,000 shares, consisting of the below described classes, including 500,000,000 shares of Class A Common Stock, par value $0.0001 per share, 300,000,000 shares of Class V Common Stock, par value $0.0001 per share and 20,000,000 shares of Preferred Stock, par value $0.0001 per share.

Common Stock

The holders of Class A Common Stock are entitled to 1 vote for each such share. The holders of Class V Common Stock are entitled to 10 votes for each such share until the earlier of (1) the date on which such share of Class V Common Stock is transferred other than pursuant to a Qualified Transfer (as defined in the Amended and Restated Charter) or (2) the date that is 15 years from the effective date of the Amended and Restated Charter. The holders of shares of Common Stock do not have cumulative voting rights.

The holders of shares of Class A Common Stock are entitled to receive such dividends and other distributions as declared by the Board of Directors (the “Board”), equally on a per share basis. The holders of Class V Common Stock are not entitled to receive dividends.

No holder of shares of Common Stock (in its capacity as such and without limiting any contractual rights) is entitled to preemptive rights.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, and subject to the rights of the holders of shares of Preferred Stock in respect thereof, the holders of shares of Class A Common Stock will be entitled to receive all of the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class V Common Stock, as such, will not be entitled to receive any assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Preferred Stock

The Amended and Restated Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions, applicable to the shares of each series.

Exhibit 4.6
Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on April 12, 2022. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Public Warrants will expire at 5:00 PM, New York City time, on December 1, 2026 or earlier upon redemption or liquidation. On the exercise of any warrant, the warrant exercise price will be paid directly to us.

We will not redeem the warrants for cash unless an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If our shares of Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30-day redemption period; and
•if, and only if, the closing price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A Common Stock and equity-linked securities for capital raising purposes in connection with the closing the Business Combination as described elsewhere in this prospectus) for any 20 trading days within a 30- trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants; however, such redemption may occur at a time when the redeemable warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our common stock had your warrants remained outstanding.

Exhibit 4.6

In the event we determine to redeem the public warrants, holders of redeemable warrants will be notified of such redemption as described in our warrant agreement. Specifically, in the event that we elect to redeem all of the redeemable warrants as described above, we will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via posting of the redemption notice to DTC.

If we call the warrants for redemption as described above, we will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Common Stock outstanding immediately after giving effect to such exercise.

Exhibit 4.6
If the number of outstanding shares of Class A Common Stock is increased by a share capitalization payable in shares of Class A Common Stock, or by a split-up of Class A Common Stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of Common Stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) 1 minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

Exhibit 4.6
In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

Private Placement Warrants

Except as described in this section, the Private Placement Warrants have terms and provisions that are identical to the Public Warrants. The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) became transferable, assignable or salable on January 1, 2022 (except, in certain limited exceptions) to our officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by us so long as they are held by the initial purchasers or their permitted transferees. Each Private Placement Warrant will be exercisable for one share of Class A Common Stock at a price of $11.50 per share, subject to adjustments, commencing on December 2, 2022, and subject to additional vesting requirements. The Private Placement Warrants may be exercised only for a whole number of shares of Class A Common Stock. The initial purchasers, or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis so long as they are held by the Sponsor or any of its permitted transferees. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by us for cash and exercisable by the holders on the same basis as the Public Warrants. The Private Placement Warrants expire on December 1, 2026.

If holders of the Private Placement Warrants elect to exercise the Private Placement Warrants on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Exhibit 4.6
OTM Warrants

Except as described in this section, the OTM Warrants have terms and provisions that are identical to the Public Warrants. Each OTM Warrant will be exercisable for one share of Class A Common Stock at a price of $15.00 per share, subject to adjustments, commencing on December 2, 2022, and subject to additional vesting requirements. The OTM Warrants are non-redeemable, and may be exercised on a cashless basis so long as they continue to be held by the initial purchasers or their permitted transferees. The OTM Warrants expire on December 1, 2031.

If holders of the OTM Warrants elect to exercise the OTM Warrants on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Underwriter Warrants

Except as described in this section, the Underwriter Warrants have terms and provisions that are identical to the Public Warrants. Each Underwriter Warrant will be exercisable for one share of Class A Common Stock at a price of $11.50 per share, subject to adjustments, commencing on April 12, 2022. The Underwriter Warrants may be exercised only for a whole number of shares of Class A Common Stock. The Underwriter Warrants are entitled to registration rights and for so long as they are held by the underwriters, will not be exercisable more than five years from April 8, 2021 in accordance with FINRA Rule 5110(g)(8)(A). If the Underwriter Warrants are held by holders other than the initial purchasers or their permitted transferees, the Underwriter Warrants will be redeemable by us for cash and exercisable by the holders on the same basis as the Public Warrants. The Underwriter Warrants expire on December 1, 2026.

If holders of the Underwriter Warrants elect to exercise the Underwriter Warrants on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

PIPE Warrants

Except as described in this section, the PIPE Warrants have terms and provisions that are identical to the Public Warrants. Each PIPE Warrant is exercisable for one share of Class A Common Stock at a price of $11.50 per share, subject to adjustments, commencing on January 1, 2022. The PIPE Warrants may be exercised on a cashless basis. The PIPE Warrants expire on December 1, 2026.

Exhibit 4.6
If holders of the PIPE Warrants elect to exercise the PIPE Warrants on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Sponsor Warrant Lock-up Agreement

In connection with the completion of the business combination on December 2, 2021 (the “Business Combination”), the Sponsor and FGSP entered into the Sponsor Warrant Lock-Up Agreement with the Company, pursuant to which the Sponsor and FGSP agreed as described below with respect to (i) the Private Placement Warrants and (ii) the OTM Warrants held by them. Pursuant to the Sponsor Warrant Lock-Up Agreement:

•the Private Placement Warrants are not exercisable until the date on which the volume weighted average trading price of the Class A Common Stock exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing one year after the Business Combination;
•the OTM Warrants are not exercisable until the date on which the volume weighted average trading price of the Class A Common Stock exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 18 months after the Business Combination; and
•prior to being exercisable, the Sponsor may transfer the Private Placement Warrants and the OTM Warrants, subject to any requirements set forth in the purchase agreements related to the purchase of the Private Placement Warrants and OTM Warrants, provided that such transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of the Sponsor Warrant Lock-up Agreement.

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any future cash dividends will be within the discretion of the Board at such time.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Exhibit 4.6
Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•1% of the total number of shares of common stock then-outstanding; or
•the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Registration Rights

Pursuant to the Amended and Restated Registration Rights Agreement, the Company filed a shelf registration statement registering the resale of the Company’s equity held by the Holders, and granted to the Holders certain registration rights, including customary piggyback registration rights and demand registration rights, which are subject to customary terms and conditions, including with respect to cooperation and reduction of underwritten shelf takedown provisions (subject to certain lock-up restrictions referenced therein, including those documented in the Lock-up Agreement).

Anti-Takeover Effects of Delaware Law and The Amended and Restated Charter

Some provisions of Delaware law, the Amended and Restated Charter and the Amended and Restated Bylaws contain or will contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

Exhibit 4.6
Stockholder Meetings

Special meetings of stockholders may be called by the chairperson of the Board, the chief executive officer (or his or her designee) of Hagerty or the Board, and, until a Change of Control Trigger Event occurs, by stockholders holding a majority of the voting power of Hagerty.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Hagerty’s Amended and Restated Bylaws include advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.

Stockholder Action by Written Consent

The Amended and Restated Charter provides that any action required or permitted to be taken by the stockholders may be effected (a) at a duly called annual or special meeting of the stockholders or (b) until a Control Trigger Event has occurred, by written consent in lieu of a meeting.

Removal of Directors

Directors may be removed (a) prior to a Control Trigger Event for any reason by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, and (b) after a Control Trigger Event, by the stockholders of the Company only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

Stockholders Not Entitled to Cumulative Voting

The Amended and Restated Charter does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board.

Exhibit 4.6
Choice of Forum

The Court of Chancery of the State of Delaware is the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of Hagerty under Delaware law; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of Hagerty to Hagerty or Hagerty’s stockholders; (iii) any action asserting a claim against Hagerty, its directors, officers or other employees arising under the DGCL, the Amended and Restated Charter or the Bylaws of Hagerty (in each case, as may be amended from time to time); (iv) any action asserting a claim against Hagerty or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court having personal jurisdiction over all indispensable parties named as defendants. Unless a majority of the Board, acting on behalf of Hagerty, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, is the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act.

Amendment of Charter Provisions

The Amended and Restated Charter requires an affirmative vote of holders of the majority of the voting power of the outstanding shares of capital stock for the amendment, alteration, change or repeal of any provision in the charter; provided, however, that upon a Control Trigger Event the affirmative vote of the holders of at least 75% of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of the Certificate of Incorporation inconsistent with the purpose and intent of Article V, Article VI, Article VII or Article IX (including, without limitation, any such Article as renumbered as a result of any amendment, alternation, repeal or adoption of any other Article).